ASSET PURCHASE AGREEMENT

THIS AGREEMENT DATED AS OF THE 13TH DAY OF FEBRUARY, 2008 (the "Effective Date").

BETWEEN:

CALIBRE MINING CORP., a company incorporated under the laws of British Columbia having a place of business at Suite 1250 - 999 West Hastings Street, Vancouver, BC, V6C 2W2.

("Calibre")

AND:

ALTIUS RESOURCES INC. a company incorporated under the laws of Newfoundland and Labrador having a place of business at Suite 300 - 53 Bond Street, St. John's, NL, A1C 1S9.

("Altius")

WHEREAS:

A. Altius is the owner of a 100% interest in each of three exploration licenses as outlined on the plan attached as Schedule "A" of this Agreement (the "Interests"); and

B. Calibre would like to purchase the Interests and all related property data from Altius, and Altius would like to sell the Interests to Calibre on the terms and conditions set forth in this Agreement:

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the covenants and agreements herein contained, the parties hereto do covenant and agree (the "Agreement") each with the other as follows:

1. **Representations And Warranties**

1.1 In order to induce Altius to enter into this Agreement and complete its obligations hereunder, Calibre represents and warrants to Altius that:

(a) Calibre was and remains duly incorporated under the laws of British Columbia;

(b) Calibre holds all licences and permits that are required for carrying on its business in the manner in which such business will need to be carried on in order for Calibre to meet its obligations under this Agreement;

(c) Calibre has the corporate power to carry on the business carried on by it and to be carried on by it to meet its obligations under this Agreement, and Calibre is duly qualified to carry on business in all jurisdictions in which it carries on business;

(d) Calibre has good and sufficient right and authority to enter into this Agreement and to carry out its obligations under this Agreement on the terms and conditions set forth

herein, and this Agreement is a binding agreement on Calibre enforceable against it in accordance with its terms and conditions; and

(e) the execution and delivery of this Agreement and the performance of its obligations under this Agreement will not:

(i) conflict with, or result in the breach of or the acceleration of any indebtedness under, or constitute default under, the Articles of Calibre, or any indenture, mortgage, agreement, lease, licence or other instrument of any kind whatsoever to which it is a party or by which it is bound, or any judgement or order of any kind whatsoever of any court or administrative body of any kind whatsoever by which it is bound; or

(ii) to the best of its knowledge, result in the violation of any law, ordinance, statute, regulation, by-law, order or decree of any kind whatsoever by Calibre.

1.2 The representations and warranties of Calibre are true and correct as of the Effective Date and shall be true and correct as of the Time of Closing as though they were made at that time, and should such not be the case, Altius shall be entitled, for a period of six months following Closing, to seek remedy against Calibre for any such misrepresentation or breach of warranty.

1.3 In order to induce Calibre to enter into this Agreement and complete its obligations hereunder, Altius represents and warrants to Calibre that:

(a) Altius was and remains duly incorporated under the laws of Newfoundland and Labrador;

(b) Altius holds all licences and permits that are required for carrying on its business in the manner in which such business will need to be carried on in order for Altius to meet its obligations under this Agreement;

(c) Altius is the registered and beneficial owner of 100% of the Interests listed on Schedule "A" to this Agreement;

(d) Altius has good and marketable title to the Interests free and clear of all liens, charges and encumbrances of any kind whatsoever;

(e) Altius has the corporate power to own the Interests and to meet its obligations under this Agreement and all agreement relating to the Interests, subject to the Approvals (as defined below), and Altius is duly qualified to carry on business in all jurisdictions in which it carries on business;

(f) Altius has good and sufficient right and authority to enter into this Agreement and to carry out its obligations under this Agreement on the terms and conditions set forth herein, and this Agreement is a binding agreement on Altius enforceable against it in accordance with its terms and conditions;

(g) to the extent that they might prevent Altius from meeting its obligations under this Agreement, there are no outstanding actions, suits, judgements, investigations or proceedings of any kind whatsoever against or affecting Altius at law or in equity or before or by any federal, provincial, state, municipal or other governmental department,

commission, board, bureau or agency of any kind whatsoever nor are there, to the best of its knowledge, any pending or threatened;

(h) to the best of its knowledge, Altius is not in breach of any law, ordinance, statute, regulation, by-law, order or decree of any kind whatsoever with respect to the Interest; and

(i) the execution and delivery of this Agreement and the performance of its obligations under this Agreement will not:

(i) conflict with, or result in the breach of or the acceleration of any indebtedness under, or constitute default under, the Articles or Bylaws of Altius, or any indenture, mortgage, agreement, lease, licence or other instrument of any kind whatsoever to which it is a party or by which it is bound, or any judgement or order of any kind whatsoever of any court or administrative body of any kind whatsoever by which it is bound; or

(ii) to the best of its knowledge, result in the violation of any law, ordinance, statute, regulation, by-law, order or decree of any kind whatsoever by Altius.

1.4 The representations and warranties of Altius are true and correct as of the Effective Date and shall be true and correct as of the Time of Closing as though they were made at that time, and should such not be the case, Calibre shall be entitled, for a period of one year following Closing, to seek remedy against Altius for any such misrepresentation or breach of warranty.

2. Purchase and Sale

2.1 Subject to the terms and conditions of this Agreement, Altius agrees to sell the Interests including all related data, to Calibre, and Calibre agrees to purchase the Interests from Altius, on the Closing Date for the sum of $87,200 (the "Purchase Price") subject to the retention by Altius of a 2% net smelter returns royalty of mining revenue generated by the Interests, as defined in Schedule "B". The parties acknowledge that the transfer and sale of the Interests to Calibre on the Closing Date will be subject to the requisite approvals from the applicable government and regulatory agencies (the "Approvals").

3. Covenants, Agreements and Acknowledgements

3.1 Calibre covenants and agrees with Altius that it shall:

(a) use reasonable commercial efforts to obtain Regulatory Approval for this Agreement and the transactions contemplated hereunder on or before the 29th day of February, 2008;

(b) from and including the Effective Date through to and including the Time of Closing, do all such acts and things necessary to ensure that all of the representations and warranties of Calibre remain true and correct and not do any such act or thing that would render any representation or warranty of Calibre untrue or incorrect; and

(c) except as may be required by a stock exchange or other trading facility or by any rule, regulation or law of any kind whatsoever which is applicable to it, while this Agreement is in effect and for a period of six months thereafter, keep confidential all discussions and communications between the parties including, without limitation, all information

communicated therein and all written and printed materials of any kind whatsoever exchanged between them and, if requested by Altius to do so, Calibre shall arrange for its directors, officers, employees, authorized agents and representatives that are or that may become aware of the relationship between the parties created by this Agreement to provide to Altius a letter confirming their agreement to be personally bound by these non-disclosure provisions.

3.2 Altius covenants and agrees with Calibre that it shall:

(a) from and including the Effective Date through to and including the Time of Closing, permit Calibre, through its directors, officers, employees and authorized agents and representatives (collectively "Calibre's Representatives") at its own cost, full access to all data in the possession of Altius relating to the Interests, so as to permit Calibre to make such investigation (the "Calibre Investigation") of the Interests as Calibre deems necessary;

(b) on or before the 15th day of February, 2008, provide to Calibre all such further documents, instruments and materials and do all such acts and things as may be reasonably required by Calibre to obtain Regulatory Approval;

(c) from and including the Effective Date through to and including the Time of Closing, do all such acts and things necessary to ensure that all of the representations and warranties of Altius remain true and correct, and not do any such act or thing that would render any representation or warranty of Altius untrue or incorrect;

(d) from and including the Effective Date through to and including the Time of Closing, preserve and protect the Interests;

(e) not negotiate with any other person in respect of a purchase and sale of any part of the Interests; and

(f) except as may be required by a stock exchange or other trading facility or by any rule, regulation or law of any kind whatsoever which is applicable to it, while this Agreement is in effect and for a period of one year thereafter, keep confidential all discussions and communications between the parties including, without limitation, all information communicated therein and all written and printed materials of any kind whatsoever exchanged between them and, if requested by Calibre to do so, Altius shall arrange for its directors, officers, employees, authorized agents and representatives that are or that may become aware of the relationship between the parties created by this Agreement to provide to Calibre a letter confirming their agreement to be personally bound by these non-disclosure provisions.

3.3 Altius acknowledges to and agrees with Calibre that the Calibre Investigation shall in no way limit or otherwise adversely affect the rights of Calibre as provided for hereunder in respect of the representations and warranties of Altius contained in this Agreement.

4. **Conditions Precedent**

4.1 Altius's obligations under this Agreement including, without limitation, its obligation to close this Agreement, are subject to the fulfilment, to their satisfaction, of the following conditions that:

(a) as of the Time of Closing, Calibre shall have complied with all of its covenants and agreements contained in this Agreement; and

(b) as of the Time of Closing, the representations and warranties of Calibre contained in this Agreement shall be completely true and correct as if such representations and warranties had been made by Calibre as of the Time of Closing.

The conditions precedent set forth above are for the exclusive benefit of Altius and may be waived by it in whole or in part on or before the Time of Closing.

4.2 Calibre's obligations under this Agreement including, without limitation, its obligation to close this Agreement, are subject to the fulfilment, to its satisfaction, of the following conditions that:

(a) the receipt of all Regulatory Approvals including acceptance to the transactions contemplated herein from the TSXV;

(b) on or before the Time of Closing, Calibre shall have been able to complete the Calibre Investigation to its reasonable satisfaction;

(c) on or before the Time of Closing, Altius shall have obtained all necessary third party consents (the "Consents"), in written form acceptable to Calibre acting reasonably, to the assignment of the Interests to Calibre;

(d) as of the Time of Closing, Altius shall have complied with all of their covenants and agreements contained in this Agreement; and

(e) as of the Time of Closing, the representations and warranties of Altius contained in this Agreement shall be completely true and correct as if such representations and warranties had been made by Altius as of the Time of Closing.

The conditions precedent set forth above are for the exclusive benefit of Calibre and may be waived by it in whole or in part on or before the Time of Closing.

4.3 The parties acknowledge and agree each with the other that this Agreement and all of the transactions contemplated under this Agreement are subject to the approval ("Regulatory Approval") of the TSXV. In the event that regulatory approval is not obtained on or before the 29th day of February, 2008, this Agreement shall terminate and be of no further force and effect.

5. **Closing**

5.1 The completion of the transactions contemplated under this Agreement shall be closed (the "Closing") at Suite 1000 - 595 Burrard Street, Vancouver, B.C. at 10:00am local time in Vancouver, B.C. (the "Time of Closing") on the third business day (the "Closing Date") following the date Regulatory Approval is given or on such day (the "Closing Date") as the parties may agree upon.

5.2 At the Time of Closing on the Closing Date, Altius shall deliver to Calibre the following Closing documents:

(a) A certified copy of the resolutions of the board of directors of Altius evidencing that the board of Altius has approved this Agreement and all of the transactions of Altius contemplated hereunder; and

(b) all materials (such as technical information, know-how, assignments, bills of sale etc.) necessary to effect good transfer of the Interests to Calibre.

5.3 At the Time of Closing on the Closing Date, Calibre shall deliver to Altius the following Closing documents:

(a) a certified copy of the resolutions of the board of directors of Calibre evidencing that the board of Calibre has approved this Agreement and all of the transactions of Calibre contemplated hereunder;

(b) evidence that Regulatory Approval has been obtained; and

(c) a cheque or bank draft payable to Altius for the Purchase Price.

6. **General**

6.1 Time and each of the terms and conditions of this Agreement shall be of the essence of this Agreement and any waiver by the parties of this paragraph or any failure by them to exercise any of their rights under this Agreement shall be limited to the particular instance and shall not extend to any other instance or matter in this Agreement or otherwise affect any of their rights or remedies under this Agreement.

6.2 The schedules to this Agreement and the recitals to this Agreement constitute a part of this Agreement. The headings in this Agreement are for reference only and do not constitute terms of the Agreement. Whenever the singular or masculine is used in this Agreement the same shall be deemed to include the plural or the feminine or the body corporate as the context may require.

6.3 This Agreement constitutes the entire agreement between the parties hereto in respect of the matters referred to herein and there are no representations, warranties, covenants or agreements, expressed or implied, collateral hereto other than as expressly set forth or referred to herein.

6.4 The parties hereto shall execute and deliver all such further documents and instruments and do all such acts and things as any party may, either before or after the Closing, reasonably require of the other in order that the full intent and meaning of this Agreement is carried out. The provisions contained in this Agreement which, by their terms, require performance by a party to this Agreement subsequent to the Closing of this Agreement, shall survive the Closing of this Agreement.

6.5 No alteration, amendment, modification or interpretation of this Agreement or any provision of this Agreement shall be valid and binding upon the parties hereto unless such alteration, amendment, modification or interpretation is in written form executed by all of the parties to this Agreement.

6.6 Any notice, request, demand or other communication of any kind whatsoever to be given under this Agreement shall be in writing and shall be delivered by hand, email or by fax to the parties at their respective addresses set out on the first page or to such other addresses as may be given in writing by the parties hereto in the manner provided for in this paragraph, and the party sending such notice should request acknowledgement of delivery and the party receiving such notice should provide such acknowledgement. Notwithstanding whether or not a request for acknowledgement has been made or replied to, whether or not delivery has actually occurred will be a question of fact. If a party can prove that delivery was made as provided for above, then it will constitute delivery for the purposes of this Agreement whether or not the receiving party acknowledged receipt.

6.7 This Agreement may not be assigned by any party hereto without the prior written consent of all of the parties hereto.

6.8 This Agreement shall be subject to, governed by, and construed in accordance with the laws of the Province of Newfoundland and Labrador and the federal laws of Canada applicable therein, and the parties hereby attorn to the jurisdiction of the Courts of Newfoundland and Labrador.

6.9 This Agreement may be signed by fax and in counterpart and each copy so signed shall be deemed to be an original, and all such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties have hereunto set their hands and seals effective as of the Effective Date first above written.

THE CORPORATE SEAL of **CALIBRE MINING CORP.** was hereunto affixed in the presence of:

President & CEO

Authorized Signatory

CFO

Authorized Signatory

Witnessed by,

R. DAVID TOYODA
Barrister & Solicitor
1000 - 595 BURRARD STREET
VANCOUVER, B.C. V7X 1S8
(604) 687-6789

THE CORPORATE SEAL of **ALTIUS RESOURCES INC.** was hereunto affixed in the presence of:

VP Exploration

Authorized Signatory

CFO

Authorized Signatory

Witnessed by,

RODNEY A. CHURCHILL
A Commissioner for Oaths in and for the Province of Newfoundland and Labrador.
My commission expires on 31-Dec-2012.
Date: 13-Feb-2008


595000
600000
605000
5460000
5455000
5450000
007774M
595000
600000
605000
5460000
5455000
5450000

Legend

Altius Minerals

0 0.5 1 2 3 4 Kilometers

Datum: NAD 27, UTM Zone 21N

CALIBRE
MINING CORP

Point Leamington Project
Altius Properties

NTS: O2E/03, 04, 05, 06

DRH October 2007

Natural Resources
Government of Newfoundland and Labrador - Canada

Government Home Search Contact Us

Newfoundland Labrador

Mines and Energy

Mineral Rights Inquiry Report

Wednesday, October 17, 2007

Last Updated:	2007/10/02
Licence Number:	010219M
File Number:	774:5664
Original Holder:	May have been several
Licence Holder:	Altius Resources Inc.
Address:	P.O. Box 385 St. John's, NL Canada, A1C 5J9
Licence Status:	Issued (Extended 2005/10/27)
Location:	South Twin Lake,Central Nfld
Electoral Dist.:	19 Gander
Recorded Date:	
Issuance Date:	1995/10/27
Renewal Date:	2010/10/27
Report Due Date:	2008/12/26
Org. No. Claims:	20.0000
Cur. No. Claims:	20.0000
Recording Fee:	$0.00
Receipt(s):	No related recording fee receipt
Deposit Amount:	$0.00
Deposit:	No related security deposit receipt
Map Sheet No(s):	02E/05

Comments:

Year 12 work report consists of airborne TEM survey. Reviewed and accepted 2007.10.02.

Mapped Claim Description:

Beginning at the northeast corner of the herein described parcel of land and said corner having U.T.M. coordinates of 5 461 500 N; 599 500 E; of zone 21, thence south 2500 metres, thence west 2000 metres, thence north 2500 metres, thence east 2000 metres to the point of beginning. Reserving nevertheless out of the above described area all of the land being part of mining lease 136 (2655) and 9970M. All bearings are referred to the U.T.M. grid, Zone 21. NAD 27.

Land Claims (effective 2005/12/01):

LISA: 0.00% LJL: 0.00% VBP: 0.00% Crown: 100.00%

Extensions:

Year	Date	Fee	Receipt Number	Receipt Date	Receipt Amount
5	2000/10/27	$1,700.00	011477	2000/10/18	$1,700.00
10	2005/10/27	$1,000.00	097152	2005/10/07	$1,000.00

Work Reports:

Year	Receive Date	Acceptance Date	Actual Expenditure	Claims	Security Deposit	C2 Status
1			$173,360.00	68.0000		
2			$395.00	68.0000		
3			$0.00	68.0000		
4			$0.00	68.0000		
5			$104,708.55	68.0000		
6			$0.00	20.0000		
7			$0.00	20.0000		
8			$0.00	20.0000		
9	2004/12/23		$0.00	20.0000		
10	2005/12/23		$0.00	20.0000		
11	2007/01/02		$0.00	20.0000		
12	2007/07/31	2007/10/02	$3,634.26	20.0000		

$14,365.74 to be expended on this license by 2010/10/27

Licence Transfers: None

Partial Surrenders: None

This Licence replaces Licence Number(s): 0004783

This Licence is replaced by Licence Number(s): None

Work Report Descriptions: None

Detailed breakdown of projected required expenditure:

Actual Year	Actual Expenditure	Work Year	Excess Expenditure	Claims
1	$173,360.00			
		1	$159,760.00	68.0000
		2	$142,760.00	68.0000
		3	$122,360.00	68.0000
		4	$98,560.00	68.0000
		5	$71,360.00	68.0000
		6	$59,360.00	20.0000
		7	$47,360.00	20.0000
		8	$35,360.00	20.0000
		9	$23,360.00	20.0000
		10	$11,360.00	20.0000
2	$395.00			
3	$0.00			
4	$0.00			
5	$104,708.55			
		11	$87,103.55	20.0000
		12	$69,103.55	20.0000
		13	$51,103.55	20.0000
		14	$33,103.55	20.0000
6	$0.00			
7	$0.00			
8	$0.00			
9	$0.00			
10	$0.00			
11	$0.00			
12	$3,634.26			
		15	-$14,365.74	20.0000

Mineral Rights Inquiry Report

Wednesday, October 17, 2007

Last Updated:	2007/10/02		
Licence Number:	009995M		
File Number:	774:5532		
Original Holder:	Altius Resources Inc.		
Licence Holder:	Altius Resources Inc.		
Address:	P.O. Box 385 St. John's, NL Canada, A1C 5J9		
Licence Status:	Issued		
Location:	Point Leamington,Central Nfld		
Electoral Dist.:	15 Windsor-Springdale		
Recorded Date:	2004/02/19		
Issuance Date:	2004/03/22		
Renewal Date:	2009/03/22		
Report Due Date:	2008/05/21		
Org. No. Claims:	24.0000		
Cur. No. Claims:	24.0000		
Recording Fee:	$240.00		
Receipt(s):	006946	(2004/02/19)	$240.00
Deposit Amount:	$1,200.00		
Deposit:	006946	(2004/02/19)	$1,200.00
Map Sheet No(s):	02E/04 02E/05		

Comments:

Staking security deposit (rec# 006946) refunded 2005.03.22. Year1 work report consists of airborne TEM survey. Reviewed and accepted 2007.10.02. Security deposit (rec# 1084820) posted for a year 1 Con2 extension refunded 2007.07.31.

Mapped Claim Description:

Beginning at the northeast corner of the herein described parcel of land and said corner having U.T.M. coordinates of 5 456 000 N; 602 000 E; of zone 21, thence south 2000 metres, thence west 500 metres, thence south 500 metres, thence west 500 metres, thence south 2500 metres, thence east 500 metres, thence south 1000 metres, thence west 1000 metres, thence north 1000 metres, thence west 500 metres, thence north 2500 metres, thence east 500 metres, thence north 500 metres, thence east 500 metres, thence north 2000 metres, thence east 1000 metres to the point of beginning. All bearings are referred to the U.T.M. grid, Zone 21. NAD 27.

Land Claims (effective 2005/12/01):

LISA: 0.00% LIL: 0.00% VBP: 0.00% Crown: 100.00%

Extensions: None

Work Reports:

Year	Receive Date	Acceptance Date	Actual Expenditure	Claims	Security Deposit	C2 Status
1	2007/07/31	2007/10/02	$7,249.74	24.0000	$4,800.00	Refunded
2			$0.00	24.0000	$6,000.00	Active
3			$0.00	24.0000	$7,200.00	Active

$19,150.26 to be expended on this license by 2008/03/22

Licence Transfers: None

Partial Surrenders: None

This Licence replaces Licence Number(s): None

This Licence is replaced by Licence Number(s): None

Work Report Descriptions: None

Detailed breakdown of projected required expenditure:

Actual Year	Actual Expenditure	Work Year	Excess Expenditure	Claims
1	$7,249.74			
		1	$2,449.74	24.0000
2	$0.00			
		2	-$3,550.26	24.0000

Natural Resources
Government of Newfoundland and Labrador - Canada

Government Home | Search | Contact Us

Newfoundland Labrador

Mines and Energy

Mineral Rights Inquiry Report

Wednesday, October 17, 2007

Last Updated:	2007/10/16
Licence Number:	007774M
File Number:	774:4044
Original Holder:	May have been several
Licence Holder:	Altius Resources Inc.
Address:	P.O. Box 385 St. John's, NL Canada, A1C 5J9
Licence Status:	Issued (Extended 2005/10/12)
Location:	New Bay Pond,Central Nfld
Electoral Dist.:	19 Gander
Recorded Date:	
Issuance Date:	1995/10/12
Renewal Date:	2010/10/12
Report Due Date:	2008/12/11
Org. No. Claims:	77.0000
Cur. No. Claims:	10.0000
Recording Fee:	$0.00
Receipt(s):	No related recording fee receipt
Deposit Amount:	$0.00
Deposit:	No related security deposit receipt
Map Sheet No(s):	02E/04 02E/05

Comments:

Rec# 011652 dated 2000.10.25 covers $1575 of the 1st five year renewal fee. Year 5 Condition 3 extension transferred from 7681M. Year 5 work report consists of geology and geochemistry (rock and interpretation). $562.26 security deposit (rec# 097152 - now official rec# 1155595) posted for a year 10 Con2 extension refunded 2005.10.07. - over payment of security deposit for the extension.

Security deposit for a year 11 Con2 extension enroute - as per email from Altius dated 2006.10.12. Received 2006.10.17. Year 9 work report consists of airborne TEM survey. Security deposit (rec# 008522) posted for a year 9 Con2 extension refunded 2007.07.31.

Mapped Claim Description:

Beginning at the northeast corner of the herein described parcel of land and said corner having U.T.M. coordinates of 5 458 000 N; 601 500 E; of zone 21, thence south 1500 metres, thence west 2000 metres, thence north 1000 metres, thence east 1000 metres, thence north 500 metres, thence east 1000 metres to the point of beginning. Reserving nevertheless out of the above described area all of the land being part of mining lease# 136(2655). All bearings are referred to the U.T.M. grid, Zone 21. NAD 27.

Land Claims (effective 2005/12/01):

LISA: 0.00% LIL: 0.00% VBP: 0.00% Crown: 100.00%

Extensions:

Year	Date	Fee	Receipt Number	Receipt Date	Receipt Amount
5	2000/10/12	$1,925.00	011474	2000/10/18	$1,925.00
10	2005/10/12	$500.00	097152	2005/10/07	$500.00

Work Reports:

Year	Receive Date	Acceptance Date	Actual Expenditure	Claims	Security Deposit	C2 Status
1			$161,261.00	159.0000		
2			$0.00	159.0000		
3			$31,452.62	159.0000		
4			$0.00	127.0000		
5	2001/02/16	2002/09/27	$25,224.12	77.0000		
6	2001/12/10		$0.00	10.0000		
7	2002/12/10		$0.00	10.0000		
8	2003/12/09		$0.00	10.0000		
9	2007/07/31	2007/10/02	$3,356.14	10.0000	$562.26	Refunded
10	2005/10/07		$0.00	10.0000	$6,000.00	Active
11			$0.00	10.0000	$9,000.00	Active
12			$0.00	10.0000	$9,000.00	Active

$30,206.12 to be expended on this license by 2008/10/12

Licence Transfers: None

Partial Surrenders:

2001/09/21 Surrendered Claims: 67
Land Claims (effective 2005/12/01): N/A
Replacement Licenses: None

Previous Mapped Claim Description:

Beginning at the northeast corner of the herein described parcel of land and said corner having U.T.M. coordinates of 5 458 000 N; 602 000 E; of zone 21, thence south 6500 metres, thence east 500 metres, thence south 2000 metres, thence west 500 metres, thence south 500 metres, thence west 1000 metres, thence north 1000 metres, thence west 500 metres, thence north 1000 metres, thence west 500 metres, thence north 1500 metres, thence west 500 metres, thence north 1000 metres, thence east 500 metres, thence north 2500 metres, thence west 1000 metres, thence north 1500 metres, thence east 1500 metres, thence north 500 metres, thence east 1500 metres to the point of beginning. Reserving nevertheless out of the above described area all of the land being part of claim block 17617,licence# 4782; claim block 17616,licence# 4783; and mining lease 136 (2655). All bearings are referred to the U.T.M. grid, Zone 21, NAD 27.

This Licence replaces Licence Number(s): 004777M 007681M 007772M 007773M

This Licence is replaced by Licence Number(s): None

Work Report Descriptions:

Year	GS File No.	Description
5	002E/1204	

Detailed breakdown of projected required expenditure:

Actual Year	Actual Expenditure	Work Year	Excess Expenditure	Claims
1	$161,261.00			
		1	$129,461.00	159.0000
		2	$89,711.00	159.0000
		3	$42,011.00	159.0000
2	$0.00			
3	$31,452.62			
		4	$29,013.62	127.0000
4	$0.00			

5	$25,224.12			
		5	$23,437.74	77.0000
		6	$17,437.74	10.0000
		7	$11,437.74	10.0000
		8	$5,437.74	10.0000
6	$0.00			
7	$0.00			
8	$0.00			
9	$3,356.14			
		9	$2,793.88	10.0000
10	$0.00			
		10	-$3,206.12	10.0000
11	$0.00			
		11	-$12,206.12	10.0000
12	$0.00			
		12	-$21,206.12	10.0000
		13	-$30,206.12	10.0000

SCHEDULE "B" TO THE AGREEMENT MADE
BETWEEN ALTIUS AND CALIBRE

NET SMELTER RETURN ROYALTY

1. DEFINITIONS AND INTERPRETATION

In this Schedule, the following terms have the meanings ascribed to them as follows:

1.1 "**Business Day**" means a day on which banks are open for business in Vancouver, British Columbia and St. John's, Newfoundland and Labrador.

1.2. "**Commercial Production**" shall mean any form of mining, processing, concentrating, recovery, smelting or refining activity conducted which has the effect of creating economic value or economic gain from deposits of Minerals contained within the Property, including the taking of Minerals from the Property for the purpose of bulk sampling or determining the amenability of the Minerals to beneficiation processes or mining to the extent that such taking results in actual proceeds of sale.

1.3. "**Deemed Gross Sale Proceeds**" of all Sales occurring in respect of the disposition of Minerals shall mean and be determined by multiplying the total number of troy ounces of the particular Minerals deemed sold or otherwise disposed of within that last completed calendar quarter by the following:

1.3.1. in the case of gold and silver, the arithmetic mean of the daily London Bullion Market afternoon fixing for the calendar month per ounce of the respective Minerals; and

1.3.2. in the case of platinum and palladium, the arithmetic mean of the daily London Platinum and Palladium Market afternoon fixing for the calendar month per ounce of the respective minerals.

1.4. "**Encumbrances**" means any mortgage, charge, pledge, lien, licence, privilege, security interest, royalty or other encumbrance.

1.5. "**Gross Sale Proceeds**" means the aggregate of the following amounts in respect of the sale, disposition or use of Minerals as follows:

1.5.1. for gold, silver, platinum and palladium, the Deemed Gross Sale Proceeds in respect of such Minerals at the time of the Sale of such Minerals; and

1.5.2. for all Minerals other than gold, silver, platinum and palladium, the total actual proceeds of Sale paid or payable by a consumer, concentrator, smelter or refinery, or other third-party purchaser of such Minerals with whom it is dealing at arm's length (as that term is defined in the Income Tax Act (Canada);

1.5.3. where Minerals other than gold, silver, platinum and palladium are sold or disposed of by the Payor other than by a sale to a third-party purchaser of such Minerals with whom it is dealing at arm's length (as that term is defined in the Income Tax Act (Canada) the proceeds of Sale that would have resulted from a

fair market sale to an arm's length third-party purchaser of such Minerals considering the time of each such sale and the circumstances thereof; and

1.5.4 all proceeds of the insurance on Minerals referred to in Section 1.10.4.

1.6. **"Minerals"** shall mean all rocks, minerals, ores, concentrates, metals, elements and other materials removed or recovered from the Property through mining, processing, concentrating, recovery, smelting or refining activity, and shall include stone, aggregate, quarry materials and construction materials.

1.7. **"Net Smelter Returns"** shall mean Gross Sales Proceeds less Permissible Deductions calculated on a calendar quarter basis.

1.8. **"Payee"** shall mean the Transferor, and include its successors and assigns.

1.9. **"Payor"** shall mean the Transferee, and include its successors and assigns.

1.10. **"Permissible Deductions"** shall mean the aggregate of the following costs and charges (to the extent not previously deducted or accrued in computing Gross Sales Proceeds) that accrue or are paid with respect to the Property in each quarterly period:

1.10.1. sales charges levied by any sales agent on the sale of Minerals,

1.10.2. transportation costs incurred for delivering Minerals from the Property to the final processing, smelting or refinement facility and from there to the place of delivery of Minerals to the purchaser thereof, including shipping, freight, handling and forwarding expenses;

1.10.3. all costs, expenses and charges of any nature whatsoever which are either paid or incurred in connection with refinement or beneficiation of Minerals, including processing, smelting, refining and final treatment costs charged by the smelting or refinement facility and all weighing, sampling, assaying, representation and storage costs, any umpire charges, and any penalties charged by the processor, smelter or refinery, but not including mining, milling or concentration charges paid or incurred with respect to Minerals; and

1.10.4. all insurance costs on Minerals;

provided that, where a cost or expense otherwise constituting a Permissible Deduction is incurred by the Payor in a transaction with a party with whom it is not dealing at arm's length (as that term is defined in the Income Tax Act (Canada)), such costs or expenses may be deducted, but only as to the lesser of the actual cost incurred by the Payor and the lowest cost that could reasonably have been obtained if dealing at arm's length, considering the time of such transaction and under all the circumstances thereof.

1.11. **"Property"** means the property comprising the mineral claims comprised in the Transferred Licenses (as defined in the Indenture to which this is a schedule (the "Agreement")) and any renewals, extensions or replacements thereof from time to time in whole or in part or any other property or mineral tenure that may from time to time be the subject of the Agreement.

1.12. "**Sales**" shall mean and be deemed to have occurred, without regard to when or to whom they actually are made, upon the earliest to occur of the following in the case of gold, silver, platinum and palladium:

1.12.1. when such Minerals (other than refined bullion, ore or concentrates) are shipped by the Payor from the Property to an independent refinery, smelter or other unaffiliated third-party purchaser;

1.12.2. with respect to refined bullion produced by the Payor, the day the final, refined bullion was produced;

1.12.3. with respect to ore produced by the Payor, three Business Days after the ore was produced; and

1.12.4 with respect to other concentrates produced by the Payor, the earlier of the date upon which proceeds of sale for such concentrates are received by the Payor and 90 days after those concentrates have been shipped from the Property

and in the case of Minerals referred to in section 1.5.3 at the time of utilization by the Payor and in the case of all other Minerals at the time of sale.

2. PAYMENT OF ROYALTY

2.1 The Royalty shall be calculated and paid within 60 days after the end of each calendar quarter in which Sales have occurred, at the option of the Payee exercised by written notice to the Payor before the first day of any applicable quarter, either:

2.1.1 by cheque, cash or draft, mailed or delivered to the Payee; or

2.1.2 by delivery of bullion or other refined minerals to the Payee at an account maintained for the Payee at an independent refinery, or at such other place as may be designated by the Payee (the cost of such delivery to be borne by the Payee);

provided that, on failure of the Payee to give any such notice, the Payee shall be deemed to have elected to receive payment pursuant to section 2.1.1. Once the Payee has given notice electing to receive payment pursuant to section 2.1.1 or section 2.1.2, such notice shall continue to be effective for all succeeding quarters until the Payee gives notice changing its election. Smelter settlement sheets, if any, and a statement setting forth calculations in sufficient detail to show how the payment was derived (the "Statement") shall be submitted with the payment.

2.2 In the event that final amounts required for the calculation of the Royalty are not available within the time period referred to in section 2.1, then provisional amounts shall be established by the Payor, the Royalty shall be paid on the basis of such provisional amounts and positive or negative adjustments shall be made to the payment in the succeeding quarter, as necessary. Should any such provisional amount require a positive adjustment by more than 5%, the Payor will pay the Payee interest on the amount of such deficient payment from the date of payment of the provisional amount to the date of payment of the final amount at a rate of

interest equivalent to the prime lending rate of interest charged for such period by Bank of Montreal.

3. SALES OF MINERALS

3.1. All profits and losses resulting from the Payor engaging in any commodity futures trading, option trading, metals trading, gold loans or any combination thereof, and any other hedging transactions with respect to mineral products (collectively, "Hedging Transactions") are specifically excluded from calculations of the Royalty, it being understood by the parties that both the Payor and Payee may engage in speculative hedging trading activities for their own account. All Hedging Transactions by the Payor and all profits or losses associated therewith, if any, shall be solely for the Payor's account, irrespective of whether or not mineral products are delivered in fulfillment of such obligations.

3.2. All Minerals for which a Royalty is payable shall be weighed or measured, sampled and analyzed in accordance with sound mining and metallurgical practices.

4. BOOKS; RECORDS; INSPECTIONS

4.1 The Payor will keep true and accurate books and records of all of its operations and activities with respect to the Property and the Minerals, prepared on an accrual basis in accordance with Canádian generally accepted accounting principles, consistently applied.

4.2. Subject to the adjustment provisions of this Schedule "B", all Royalty payments will be considered final and in full satisfaction of all obligations of the Payor with respect thereto, unless the Payee delivers to the Payor a written notice (an "Objection Notice") describing and setting forth a specific objection to the calculation thereof within six months after receipt by the Payee of the particular Statement. If Payee objects to a particular Statement as herein provided, the Payee will, for a period of six months after the Payor's receipt of such Objection Notice, have the right, upon reasonable notice and at a reasonable time, to have the Payor's accounts and records relating to the calculation of the Royalty in question audited by a firm of auditors independent of the Payee and the Payor. If such audit determines that there has been or an excess in the payment made to Payee, such deficiency or excess will be resolved by adjusting the next quarterly Royalty payment due hereunder. Payee will pay all the costs and expenses of such audit unless a deficiency of five (5%) percent or more of the amount due is determined to exist. The Payor will pay the costs and expenses of such audit if a deficiency of five (5%) percent or more of the amount due is determined to exist. Failure on the part of the Payee to make claim against the Payor for adjustment in such six month period by delivery of an Objection Notice will conclusively establish the correctness and sufficiency of the Statement and Royalty payments for such quarter, and forever preclude the filing of exceptions thereto or making of claims for adjustment thereon by the Payee. Nothing herein will the limit Payee's rights arising out of fraud.

4.3. Without limiting section 4.2, upon not less than five Business Days' notice to the Payor, the Payee, or its authorized agents or representatives, may, at their own risk and expense, under the direction and control of the Payor, enter upon all surface and subsurface portions of the Property for the purpose of inspecting the Property, all improvements thereto and operations thereon, and all production records and data pertaining to all production activities and operations on or with respect to the Property, including without limitation, records and data

that are electronically maintained. The Payee will indemnify and save harmless the Payor from any and all loss, costs, actions, suits, liability, or damages (the "Losses") whether related to person or property, including, without limitation, reasonable legal fees, arising from a claim against the Payor in respect of or arising from the inspection of the Property by the Payee or its authorized agents or representatives other than Losses which result from an act of the Payor or the negligence of the Payor.

4.4. Within 60 days following the end of each financial year, the Payor will provide Payee with an annual report of Minerals mined, Minerals milled or processed, recoveries, and grades, with respect to the Property during such financial year. Such annual report shall include estimates of proposed expenditures upon, anticipated production from and estimated remaining Mineral reserves on the Property for the succeeding financial year and any changes to, or replacements of, the mine plan or any "life of mine plan" with respect to the Property. The Payor will provide Payee with a copy of any "life of mine plan", if produced, within 30 days of its approval by Payor and any changes to, or replacements of, any such "life of mine plan" or any mine plan within 30 days after such change or replacement thereof.

5. STOCKPILING, COMMINGLING AND COMBINING

5.1 The Payor may stockpile and commingle Minerals with ores, concentrates or other products not mined from the Property providing that (a) it is technically and metallurgically prudent to do so, (b) metallurgical recoveries of products from the Minerals are not materially adversely affected, and (c) the commingling does not attract penalties or other deductions which would not have otherwise been applied, had the Minerals been processed without prior commingling. The Payor shall, prior to such stockpiling or commingling, notify the Payee of its intended commingling and the technical data relating thereto and shall on a continuing basis measure, weigh and analyze samples of such commingled materials in accordance with sound mining and metallurgical practices, and the Payor shall keep accurate records as a basis for computing any Royalty payments. In determining which commingled materials are sold from a commingled stockpile, a first-in, first-out system shall be used.

5.2 In the event that commingling of Minerals from the Property with ores, concentrates or other products not mined from the Property is contemplated and such commingling might cause royalties payable to the Payee to differ materially from those which might have otherwise been paid had no such commingling occurred, the parties will agree upon the terms whereby such commingling takes place. If the parties fail to agree on such terms, the dispute shall be referred to and decided upon by a single arbitrator to be appointed in accordance with the Newfoundland Arbitrations Act, and the arbitrator shall have reference to this schedule and the Indenture and to mining industry standards and practices, including those used in mining operations that are of a like nature. The arbitrator shall be entitled to retain such independent consultants as he or she considers necessary. The decision of the arbitrator shall be final and binding on the parties hereto and shall not be subject to appeal.

5.3 If the Property is at any time incorporated or combined with one or more other properties into a single mining project and the Minerals removed or recovered from the Property cannot practically or technically be segregated for royalty calculation purposes, the allocation to the Property of the proceeds of Sales from the combined mining project and the deductions therefrom shall be negotiated between the parties and, if the parties fail to agree on such allocation, shall be referred to and decided upon by a single arbitrator to be appointed in

accordance with the Newfoundland Arbitrations Act and the arbitrator shall have reference to this schedule and the Indenture and to mining industry standards and practices, including those used in mining operations that are of a like nature. The arbitrator shall be entitled to retain such independent consultants as he or she considers necessary. The decision of the arbitrator shall be final and binding on the parties hereto and shall not be subject to appeal.

6. TAILINGS AND WASTE

6.1. All tailings or waste material shall be the property of the Payor and the Payor shall have no obligation to process or extract substances therefrom. If the Payor elects to extract Minerals of value therefrom and utilizes or sells the same, the Payee shall receive payments in respect of the Royalty during Commercial Production of such Minerals. If the Payor commingles the tailings or waste material produced from the Property with tailings and waste material not produced from the Property, the Payor shall record the tonnage amount and source of such tailings and waste material prior to commingling and the Royalty payments, if any, shall be based upon the recoverable pro rata portion of the minerals in the tailings or waste material derived from the Property. The records of the Payor shall be deemed conclusive as to the tailings or waste material attributable to each source.

7. COMPLIANCE WITH LAWS; ENVIRONMENTAL OBLIGATIONS

7.1. The Payor will indemnify and save Payee and its parent and affiliated companies harmless from any loss, cost or liability including, without limitation, reasonable legal fees arising from a claim against the Payee in respect of any failure by the Payor to at all times comply with all applicable present or future federal, provincial, territorial and local laws, statutes, rules, regulations, permits, ordinances, certificates, licences and other regulatory requirements, policies and guidelines relating to the Payor or the Property; provided, however, the Payor shall have the right to contest any such claim if such contest does not jeopardize the Property or the Payee's rights thereto or under this Agreement.

7.2. The Payor will indemnify and save the Payee and its parent and affiliated companies harmless from any loss, cost or liability (including, without limitation, reasonable legal fees) arising from a claim against the Payee in respect of:

(a) any failure by the Payor to timely and fully perform all abandonment, restoration, remediation and reclamation required by all governmental authorities pertaining or related to the operations or activities of by the Payor on or with respect to the Property or required under this Agreement; the Payor causing, suffering, or permitting any condition or activity at, on or in the vicinity of the Property which constitutes a nuisance; or

(b) any failure by the Payor which results in a violation of or liability under any present or future applicable federal, territorial, provincial or local environmental laws, statutes, rules, regulations, permits, ordinances, certificates, licences and other regulatory requirements, policies or guidelines.

8. CONDUCT OF OPERATIONS

8.1 All decisions concerning methods, the extent, times, procedures and techniques of any exploration, development, mining, leaching, milling, processing, extraction treatment, if any, and the materials to be introduced into the Property or produced therefrom, and except as otherwise provided in this Agreement all decisions concerning the sale or other disposition of Minerals (including, without limitation, decisions as to buyers, times of sale, whether to store or stockpile Minerals for a reasonable length of time without selling the same) shall be made by the Payor, acting reasonably and in accordance with good mining and engineering practice in the circumstances.

9. INSURANCE

9.1 The Payor shall purchase or otherwise arrange at its own expense and shall keep in force at all times insurance (including, without limitation, comprehensive general public liability insurance) against claims for bodily injury or death or property damage arising out of or resulting from activities or operations on or with respect to the Property and in respect of loss, theft or destruction of Minerals, in such amounts as will adequately protect the Payor, the Payee, the Royalty, and the Property from any and all claims, liabilities and damages which may arise with respect to the Property and as will adequately protect the Payor and the Payee from loss, theft and destruction of Minerals whether on or off the Property and prior to final sale. The Payee shall be named as a loss payee on all property, liability and other insurance policies held by the Payor and relating to the Property, the Minerals or the Royalty.

10. MAINTENANCE OF PROPERTY

10.1 The Payor shall do all things and make all payments necessary or appropriate to maintain the right, title and interest of the Payor and the Payee in the Property and the Minerals and to maintain the Property in good standing. The Payor shall be entitled, from time to time, to abandon or surrender or allow to lapse or expire any part or parts of any mineral claims or mining leases relating to or comprising the Property if the Payor determines, acting reasonably, that such part or parts are not economically viable or otherwise have insufficient value to warrant continued maintenance.

10.2 Notwithstanding section 10.1, the Payor shall not abandon or surrender, or allow to lapse or expire, any mining claims or leases relating to or comprising the Property for the purpose of permitting any third party to restake such claim and avoid the Royalty; and if the Payor, or any person with which the Payor does not deal at arm's length or any joint venturer, restakes any expired claims or leases relating to or comprising the Property, this Agreement shall include any such new claims.

10.3 The Payor will not sell, assign or transfer the Property or any right, title or interest that it now has or may hereafter have therein, in whole or in part, to any person, firm or corporation, or agree to do so or grant any person, firm or corporation an option or right to acquire the Property or any right, title or interest that it now has or may hereafter have therein, in whole or in part, unless the intended transferee provides an acknowledgement in writing to the Payee, in form and content to the reasonable satisfaction of Payee, that it assumes this Agreement and the obligations of the Payor hereunder as if a named party in the first instance.

11. NATURE OF ROYALTY INTEREST

11.1 The Royalty creates a direct real property interest in the Minerals and the Property in favour of Payee, provided such interest shall be satisfied in respect of any particular Minerals by the payment to Payee of the Royalty in respect thereof.

12. TERM

12.1 This Agreement shall continue in perpetuity, it being the intent of the parties hereto that the Royalty shall constitute a covenant running with the Property and all successions thereof, whether created privately or through governmental action, and including, without limitation, any leasehold interest. If any right, power or interest of either party under this Agreement would violate the rule against perpetuities, then such right, power or interest shall terminate at the expiration of 20 years after the death of the last survivor of all the lineal descendants of Her Majesty, Queen Elizabeth II of England, living on the date of this Agreement.

13. REGISTRATION OF INTEREST

13.1 The Payee shall have the right from time to time to register or record notice of this Agreement and the Royalty, any other documents relating to or contemplated by the foregoing and any caution or other title document, against title to the Property or elsewhere, and the Payor shall cooperate with all such registrations and recordings and provide its written consent or signature to any documents and do such other things from time to time as are necessary or desirable to effect all such registrations or recordings or otherwise to protect the interests of the Payee hereunder.

14. CALCULATION OF ROYALTY

14.1 The Royalty shall be equal to 2% of the Net Smelter Returns from all Minerals extracted from the Property.